Exhibit 99.2

EXPLANATORY NOTE
MDC Partners, Inc. (“MDC Partners,” “MDC, “ the “Company,” “we,” “us” or “our”) is filing this Exhibit 99.2 to its Current Report on Form 8-K to revise certain segment information included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 (the “2020 Q1 10-Q”).
The Company previously reported its financial results in four reportable segments, plus an All Other category: Global Integrated Agencies, Domestic Creative Agencies, Specialist Communications, Media Services, and All Other. The Company reorganized its management structure in 2020 which resulted in a change to our reportable segments.
The Company began to present the Integrated Agencies Network reportable segment, which aggregated four operating segments (Constellation, Anomaly Alliance, Doner Partner Network and Colle McVoy), in the first quarter of 2020. In connection with our discussions with the SEC, the Company changed the prior presentation for the Integrated Agencies Network. Beginning in the second quarter of 2020, the Company separated the Integrated Agencies Network into two reportable segments: Integrated Networks - Group A (Anomaly Alliance and Colle McVoy) and Integrated Networks - Group B (Constellation and Doner Partner Network). The change was made to aggregate the operating segments that have the most similar historical average long-term profitability. The three reportable segments that result from applying the aggregation criteria are as follows: “Integrated Networks - Group A”, “Integrated Networks - Group B”; and “Media & Data Network.” In addition, the Company combines and discloses operating segments that do not meet the aggregation criteria as “All Other”.
The Company has revised the relevant parts of the following portions of the 2020 Q1 10-Q:

•	Item 1: Financial Statements and Notes to the Financial Statements
•Item 2: Management’s Discussion and Analysis of Financial Condition and Results of Operation
The revised items included in this Exhibit 99.2 have been updated to reflect the change in the Company’s segment reporting described above and to provide a definition of the measurement metric. In addition, in connection with the preparation of its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 (the “2020 Q2 10-Q”), the Company identified certain errors related to prior periods that were not material to any of the Company’s prior period financial statements; however, the cumulative effect of these errors could be considered material to our current year financial statements. As such, the Company revised the prior period financial statements as disclosed in the 2020 Q2 10-Q. The Company has not otherwise updated for activities or events occurring after the date the Company filed the 2020 Q1 10-Q, and the items included in this Exhibit 99.2 do not modify or update any other disclosures therein in any way. Without limitation of the foregoing, this filing does not purport to update the Note About Forward-Looking Statements, Management’s Discussion and Analysis of Financial Condition and Results of Operations or the Risk Factors sections of the 2020 Q1 10-Q for any information, uncertainties, transactions, risks, events or trends occurring, or becoming known to management subsequent to the date of filing of the 2020 Q1 10-Q. Therefore, this Exhibit 99.2 should be read in conjunction with the 2020 Q1 10-Q. For more updated information, refer to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 and the Company’s subsequent current reports on Form 8-K and other filings with the SEC.

MDC PARTNERS INC.

PART I. FINANCIAL INFORMATION
Item 1.    Financial Statements
MDC PARTNERS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(thousands of United States dollars, except per share amounts)

	Three Months Ended March 31,
	2020	2019
Revenue:
Services	$327,742	$328,791
Operating Expenses:
Cost of services sold	222,693	237,153
Office and general expenses	66,353	67,118
Depreciation and amortization	9,206	8,838
Other asset impairment	161	—
	298,413	313,109
Operating income	29,329	15,682
Other Income (Expenses):
Interest expense and finance charges, net	(15,612)	(16,760)
Foreign exchange gain (loss)	(14,757)	5,442
Other, net	16,334	(3,383)
	(14,035)	(14,701)
Income before income taxes and equity in earnings of non-consolidated affiliates	15,294	981
Income tax expense	13,500	748
Income before equity in earnings of non-consolidated affiliates	1,794	233
Equity in earnings of non-consolidated affiliates	—	83
Net income	1,794	316
Net income attributable to the noncontrolling interest	(791)	(429)
Net income (loss) attributable to MDC Partners Inc.	1,003	(113)
Accretion on and net income allocated to convertible preference shares	(3,440)	(2,383)
Net loss attributable to MDC Partners Inc. common shareholders	$(2,437)	$(2,496)
Loss Per Common Share:
Basic
Net loss attributable to MDC Partners Inc. common shareholders	$(0.03)	$(0.04)
Diluted
Net loss attributable to MDC Partners Inc. common shareholders	$(0.03)	$(0.04)
Weighted Average Number of Common Shares Outstanding:
Basic	72,397,661	60,258,102
Diluted	72,397,661	60,258,102

See notes to the Unaudited Condensed Consolidated Financial Statements.

MDC PARTNERS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(thousands of United States dollars)

	Three Months Ended March 31,
	2020	2019
Comprehensive Income (Loss)
Net income	$1,794	$316
Other comprehensive income (loss), net of applicable tax:
Foreign currency translation adjustment	7,429	(4,659)
Other comprehensive income (loss)	7,429	(4,659)
Comprehensive income (loss) for the period	9,223	(4,343)
Comprehensive income attributable to the noncontrolling interests	(282)	(780)
Comprehensive income (loss) attributable to MDC Partners Inc.	$8,941	$(5,123)
See notes to the Unaudited Condensed Consolidated Financial Statements.

MDC PARTNERS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(thousands of United States dollars)

	March 31, 2020	December 31, 2019
	(As Adjusted)
ASSETS
Current Assets:
Cash and cash equivalents	$221,102	$106,933
Accounts receivable, less allowance for doubtful accounts of $2,118 and $3,304	406,196	449,288
Expenditures billable to clients	22,763	30,133
Other current assets	44,689	35,613
Total Current Assets	694,750	621,967
Fixed assets, at cost, less accumulated depreciation of $132,174 and $129,579	75,767	81,054
Right-of-use assets - operating leases	216,194	223,622
Goodwill	716,407	731,691
Other intangible assets, net	50,640	54,893
Deferred tax assets	76,289	84,900
Other assets	29,622	30,179
Total Assets	$1,859,669	$1,828,306
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS, AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$153,490	$200,148
Accruals and other liabilities	325,826	353,575
Advance billings	146,803	171,742
Current portion of lease liabilities - operating leases	48,022	48,659
Current portion of deferred acquisition consideration	46,337	45,521
Total Current Liabilities	720,478	819,645
Long-term debt	1,014,260	887,630
Long-term portion of deferred acquisition consideration	26,399	29,699
Long-term lease liabilities - operating leases	211,254	219,163
Other liabilities	35,523	25,771
Total Liabilities	2,007,914	1,981,908
Redeemable Noncontrolling Interests	35,698	36,973
Commitments, Contingencies, and Guarantees (Note 9)
Shareholders’ Deficit:
Convertible preference shares, 145,000 authorized, issued and outstanding at March 31, 2020 and December 31, 2019	152,746	152,746
Common stock and other paid-in capital	99,587	101,469
Accumulated deficit	(479,694)	(480,779)
Accumulated other comprehensive (loss) income	3,669	(4,269)
MDC Partners Inc. Shareholders' Deficit	(223,692)	(230,833)
Noncontrolling interests	39,749	40,258
Total Shareholders' Deficit	(183,943)	(190,575)
Total Liabilities, Redeemable Noncontrolling Interests and Shareholders' Deficit	$1,859,669	$1,828,306
See notes to the Unaudited Condensed Consolidated Financial Statements.

MDC PARTNERS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(thousands of United States dollars)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net income	$1,794	$316
Adjustments to reconcile net income to cash used in operating activities:
Stock-based compensation	3,070	2,972
Depreciation and amortization	9,206	8,838
Other asset impairment	161	—
Adjustment to deferred acquisition consideration	(4,600)	(7,643)
Deferred income taxes	8,511	748
Foreign exchange and other	4,489	(2,608)
Changes in working capital:
Accounts receivable	41,148	(29,957)
Expenditures billable to clients	7,370	(4,294)
Prepaid expenses and other current assets	(3,385)	(3,373)
Accounts payable, accruals and other current liabilities	(62,120)	(75,105)
Acquisition related payments	(782)	(3,657)
Advance billings	(24,816)	32,563
Net cash used in operating activities	(19,954)	(81,200)
Cash flows from investing activities:
Capital expenditures	(1,546)	(3,606)
Proceeds from sale of assets	18,920	23,050
Acquisitions, net of cash acquired	(729)	(1,050)
Other	—	(293)
Net cash provided by investing activities	16,645	18,101
Cash flows from financing activities:
Net increase (decrease) in revolving credit facility	125,000	(35,340)
Proceeds from issuance of common and convertible preference shares, net of issuance costs	—	97,629
Acquisition related payments	(750)	—
Other	(4,608)	(1,536)
Net cash provided by financing activities	119,642	60,753
Effect of exchange rate changes on cash, cash equivalents, and cash held in trusts	(2,164)	(576)
Net increase (decrease) in cash and cash equivalents, including cash classified within current assets held for sale	114,169	(2,922)
Change in cash and cash equivalents held in trusts classified within held for sale	—	(3,307)
Change in cash and cash equivalents classified within assets held for sale	—	1,728
Net increase (decrease) in cash and cash equivalents	114,169	(4,501)
Cash and cash equivalents at beginning of period	106,933	30,873
Cash and cash equivalents at end of period	$221,102	$26,372
Supplemental disclosures:
Cash income taxes paid	$849	$1,677
Cash interest paid	$145	$1,629
See notes to the Unaudited Condensed Consolidated Financial Statements.

MDC PARTNERS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT
(thousands of United States dollars, except share amounts)

	Three Months Ended
	March 31, 2020
	Convertible Preference Shares		Common Shares	Common Stock and Other Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	MDC Partners Inc. Shareholders' Deficit	Noncontrolling Interests	Total Shareholder's Deficit

	Shares	Amount	Shares
Balance at December 31, 2019	145,000	$152,746	72,154,603	$101,469	$(480,779)	$(4,269)	$(230,833)	$40,258	$(190,575)
Net income attributable to MDC Partners Inc.	—	—	—	—	1,003	—	1,003	—	1,003
Other comprehensive income (loss)	—	—	—	—	—	7,938	7,938	(509)	7,429
Issuance of restricted stock	—	—	587,227	—	—	—	—	—	—
Shares acquired and cancelled	—	—	(258,664)	(637)	—	—	(637)	—	(637)
Stock-based compensation	—	—	—	476	—	—	476	—	476
Changes in redemption value of redeemable noncontrolling interests	—	—	—	(1,218)	—	—	(1,218)	—	(1,218)
Business acquisitions and step-up transactions, net of tax	—	—	—	(503)	—	—	(503)	—	(503)
Other	—	—	—	—	82	—	82	—	82
Balance at March 31, 2020 (As adjusted)	145,000	$152,746	72,483,166	$99,587	$(479,694)	$3,669	$(223,692)	$39,749	$(183,943)

	Three Months Ended
	March 31, 2019
	Convertible Preference Shares		Common Shares	Common Stock and Other Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	MDC Partners Inc. Shareholders' Deficit	Noncontrolling Interests	Total Shareholder's Deficit

	Shares	Amount	Shares
Balance at December 31, 2018	95,000	$90,123	57,521,323	$58,579	$(475,526)	$4,720	$(322,104)	$64,514	$(257,590)
Net loss attributable to MDC Partners Inc.	—	—	—	—	(113)	—	(113)	—	(113)
Other comprehensive income (loss)	—	—	—	—	—	(5,010)	(5,010)	351	(4,659)
Issuance of common and convertible preference shares	50,000	61,994	14,285,714	35,635	—	—	97,629	—	97,629
Issuance of restricted stock	—	—	117,000	—	—	—	—	—	—
Shares acquired and cancelled	—	—	(34,016)	(56)	—	—	(56)	—	(56)
Stock-based compensation	—	—	—	(1,291)	—	—	(1,291)	—	(1,291)
Changes in redemption value of redeemable noncontrolling interests	—	—	—	5,919	—	—	5,919	—	5,919
Changes in ownership interest	—	—	—	(93)	—	—	(93)	(24,642)	(24,735)
Balance at March 31, 2019 (As adjusted)	145,000	$152,117	71,890,021	$98,693	$(475,639)	$(290)	$(225,119)	$40,223	$(184,896)

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)
1. Basis of Presentation and Recent Developments
MDC Partners Inc. (the “Company” or “MDC”), incorporated under the laws of Canada, is a leading provider of global marketing, advertising, activation, communications and strategic consulting solutions. Through its Networks (and underlying agencies generally referred to as “Partner Firms”), MDC delivers a wide range of customized services in order to drive growth and business performance for its clients.
The accompanying consolidated financial statements include the accounts of MDC, its subsidiaries and variable interest entities for which the Company is the primary beneficiary. MDC has prepared the unaudited condensed consolidated interim financial statements included herein in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for reporting interim financial information on Form 10-Q. Accordingly, the financial statements have been condensed and do not include certain information and disclosures pursuant to these rules. The preparation of financial statements in conformity with GAAP requires us to make judgments, assumptions and estimates about current and future results of operations and cash flows that affect the amounts reported and disclosed. Actual results could differ from these estimates and assumptions. The consolidated results for interim periods are not necessarily indicative of results for the full year and should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (“2019 Form 10-K”).
The Company expects the effects of the COVID-19 pandemic to negatively impact its results of operations, cash flows and financial position. While it is difficult to predict the full scale of the impact, the Company has been taking actions to address the impact of the pandemic, such as working closely with our clients, reducing our expenses and monitoring liquidity. The impact of the pandemic and the corresponding actions were reflected into our judgments, assumptions and estimates to prepare the financial statements. However, if the duration of the COVID-19 pandemic is longer and the operational impact is greater than estimated, the judgments, assumptions and estimates will be updated and could result in different results in the future.
The accompanying financial statements reflect all adjustments, consisting of normally recurring accruals, which in the opinion of management are necessary for a fair presentation, in all material respects, of the information contained therein. Intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to the prior year financial information to conform to the current year presentation.
The Company reorganized its management structure in 2020 which resulted in a change to our reportable segments. Prior periods presented have been recast to reflect the change in reportable segments. See Note 14 of the Notes to the Unaudited Condensed Consolidated Financial Statements included herein for further information.
Recent Developments
In April 2020, the Company repurchased approximately $30,000 of the total $900,000 6.50% Notes due in May 2024, at a weighted average price equal to 74% of the principal amount totaling approximately $22,000, and accrued interest of approximately $946. As a result of the repurchase, we will recognize an estimated extinguishment gain of $8,000.

2. Acquisitions and Dispositions
2020 Acquisition
On March 19, 2020, the Company acquired the remaining 22.5% ownership interest of KWT Global it did not already own for an aggregate purchase price of $2,118, comprised of a closing cash payment of $729 and contingent deferred acquisition payments with an estimated present value at the acquisition date of $1,389. The contingent deferred payments are based on the financial results of the underlying business from 2019 to 2020 with final payment due in 2021. As a result of the transaction, the Company reduced redeemable noncontrolling interests by $1,615. The difference between the purchase price and the redeemable noncontrolling interest of $503 was recorded in Common stock and other paid-in capital in the Unaudited Condensed Consolidated Balance Sheets.

2020 Disposition
On February 14, 2020, the Company sold substantially all the assets and certain liabilities of Sloane and Company LLC (“Sloane”), an indirectly wholly owned subsidiary of the Company, to an affiliate of The Stagwell Group LLC (“Stagwell”), for an aggregate purchase price of approximately $26,000, consisting of cash paid at closing plus contingent deferred payments expected to be paid over the next two years. The sale resulted in a gain of approximately $16,131, which is included in Other, net within the Unaudited Condensed Consolidated Statement of Operations. Sloane was included within Allison & Partners which is included within the All Other category.
2019 Acquisitions
On November 15, 2019, the Company acquired the remaining 35% ownership interest of Laird + Partners it did not already own for an aggregate purchase price of $2,389, comprised of a closing cash payment of $1,588 and contingent deferred acquisition payments with an estimated present value at the acquisition date of $801. The contingent deferred payments are based on the financial results of the underlying business from 2018 to 2020 with final payment due in 2021. As a result of the transaction, the Company reduced redeemable noncontrolling interests by $5,045. The difference between the purchase price and the redeemable noncontrolling interest of $2,656 was recorded in Common stock and other paid-in capital in the Unaudited Condensed Consolidated Balance Sheets.
Effective April 1, 2019, the Company acquired the remaining 35% ownership interest of HPR Partners LLC (Hunter) it did not already own for an aggregate purchase price of $10,234, comprised of a closing cash payment of $3,890 and additional contingent deferred acquisition payments with an estimated present value at the acquisition date of $6,344. The contingent deferred payments are based on the financial results of the underlying business from 2018 to 2020 with final payment due in 2021. As a result of the transaction, the Company reduced redeemable noncontrolling interests by $9,486. The difference between the purchase price and the redeemable noncontrolling interest of $745 was recorded in Common stock and other paid-in capital in the Unaudited Condensed Consolidated Balance Sheets.
2019 Disposition
On March 8, 2019, the Company consummated the sale of Kingsdale, an operating segment with operations in Toronto and New York City that provides shareholder advisory services. As consideration for the sale, the Company received cash plus the assumption of certain liabilities totaling approximately $50,000 in the aggregate. The sale resulted in a loss of approximately $3,000, which was included in Other, net within the Unaudited Condensed Consolidated Statement of Operations.
3. Revenue
The Company’s revenue recognition policies are established in accordance with ASC 606, and accordingly, revenue is recognized when control of the promised goods or services is transferred to our clients, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.
The MDC network provides an extensive range of services to our clients offering a variety of marketing and communication capabilities including strategy, creative and production for advertising campaigns across a variety of platforms (print, digital, social media, television broadcast), public relations services including strategy, editorial, crisis support or issues management, media training, influencer engagement and events management. We also provide media buying and planning across a range of platforms (out-of-home, paid search, social media, lead generation, programmatic, television broadcast), experiential marketing and application/website design and development.
The primary source of the Company’s revenue is from agency arrangements in the form of fees for services performed, commissions, and from performance incentives or bonuses, depending on the terms of the client contract. In all circumstances, revenue is only recognized when collection is reasonably assured. Certain of the Company’s contractual arrangements have more than one performance obligation. For such arrangements, revenue is allocated to each performance obligation based on its relative stand-alone selling price. Stand-alone selling prices are determined based on the prices charged to clients or using expected cost plus margin.
The determination of our performance obligations is specific to the services included within each contract. Based on a client’s requirements within the contract, and how these services are provided, multiple services could represent separate performance obligations or be combined and considered one performance obligation. Contracts that contain services that are not significantly integrated or interdependent, and that do not significantly modify or customize each other, are considered separate performance obligations. Typically, we consider media planning, media buying, creative (or strategy), production and experiential marketing services to be separate performance obligations if included in the same contract as each of these services can be provided on a stand-alone basis, and do not significantly modify or customize each other. Public relations services and application/website design and development are typically each considered one performance obligation as there is a significant integration of these services into a combined output.

We typically satisfy our performance obligations over time, as services are performed. Fees for services are typically recognized using input methods (direct labor hours, materials and third-party costs) that correspond with efforts incurred to date in relation to total estimated efforts to complete the contract. Point in time recognition primarily relates to certain commission-based contracts, which are recognized upon the placement of advertisements in various media when the Company has no further performance obligation.
Revenue is recognized net of sales and other taxes due to be collected and remitted to governmental authorities. The Company’s contracts typically provide for termination by either party within 30 to 90 days. Although payment terms vary by client, they are typically within 30 to 60 days. In addition, the Company generally has the right to payment for all services provided through the end of the contract or termination date.
Within each contract, we identify whether the Company is principal or agent at the performance obligation level. In arrangements where the Company has substantive control over the service before transferring it to the client, and is primarily responsible for integrating the services into the final deliverables, we act as principal. In these arrangements, revenue is recorded at the gross amount billed. Accordingly, for these contracts the Company has included reimbursed expenses in revenue. In other arrangements where a third-party supplier, rather than the Company, is primarily responsible for the integration of services into the final deliverables, and thus the Company is solely arranging for the third-party supplier to provide these services to our client, we generally act as agent and record revenue equal to the net amount retained, when the fee or commission is earned. The role of MDC’s agencies under a production services agreement that is to facilitate a client’s purchasing of production capabilities from a third-party production company in accordance with the client’s strategy and guidelines. The obligation of MDC’s agencies under media buying services is to negotiate and purchase advertising media from a third-party media vendor on behalf of a client to execute its media plan. We do not obtain control prior to transferring these services to our clients; therefore, we primarily act as agent for production and media buying services.
A small portion of the Company’s contractual arrangements with clients include performance incentive provisions, which allow the Company to earn additional revenues as a result of its performance relative to both quantitative and qualitative goals. Incentive compensation is primarily estimated using the most likely amount method and is included in revenue up to the amount that is not expected to result in a reversal of a significant amount of cumulative revenue recognized. We recognize revenue related to performance incentives as we satisfy the performance obligation to which the performance incentives are related.
Disaggregated Revenue Data
The Company provides a broad range of services to a large base of clients across the full spectrum of industry verticals on a global basis. The primary source of revenue is from agency arrangements in the form of fees for services performed, commissions, and from performance incentives or bonuses. Certain clients may engage with the Company in various geographic locations, across multiple disciplines, and through multiple Partner Firms. Representation of a client rarely means that MDC handles marketing communications for all brands or product lines of the client in every geographical location. The Company maintains separate, independent operating companies to enable it to effectively manage potential conflicts of interest by representing competing clients across the Company.
The following table presents revenue disaggregated by client industry vertical for the three months ended March 31, 2020 and 2019:

		Three Months Ended March 31,
Industry	Reportable Segment	2020	2019
Food & Beverage	All	$58,091	$66,663
Retail	All	36,303	32,580
Consumer Products	All	39,769	35,001
Communications	All	41,045	39,798
Automotive	All	25,192	18,191
Technology	All	25,535	26,616
Healthcare	All	24,066	23,297
Financials	All	24,005	25,126
Transportation and Travel/Lodging	All	20,486	17,441
Other	All	33,250	44,078
		$327,742	$328,791

MDC has historically largely focused where the Company was founded in North America, the largest market for its services in the world. MDC’s Partner Firms are located in the United States, Canada, and an additional eleven countries around the world. In the past, some clients have responded to weakening economic conditions with reductions to their marketing budgets, which included discretionary components that are easier to reduce in the short term than other operating expenses.

The following table presents revenue disaggregated by geography for the three months ended March 31, 2020 and 2019:

		Three Months Ended March 31,
Geographic Location	Reportable Segment	2020	2019
United States	All	$264,561	$263,017
Canada	All	18,256	22,378
Other	All	44,925	43,396
		$327,742	$328,791

Contract assets and liabilities
Contract assets consist of fees and reimbursable outside vendor costs incurred on behalf of clients when providing advertising, marketing and corporate communications services that have not yet been invoiced to clients. Unbilled service fees were $75,638 and $65,004 at March 31, 2020 and December 31, 2019, respectively, and are included as a component of accounts receivable on the Unaudited Condensed Consolidated Balance Sheets. Outside vendor costs incurred on behalf of clients which have yet to be invoiced were $22,763 and $30,133 at March 31, 2020 and December 31, 2019, respectively, and are included on the Unaudited Condensed Consolidated Balance Sheets as expenditures billable to clients. Such amounts are invoiced to clients at various times over the course of providing services.
Contract liabilities consist of fees billed to clients in excess of fees recognized as revenue and are classified as advance billings on the Company’s Unaudited Condensed Consolidated Balance Sheets. Advance billings at March 31, 2020 and December 31, 2019 were $146,803 and $171,742, respectively. The decrease in the advance billings balance of $24,939 for the three months ended March 31, 2020 was primarily driven by cash payments received or due in advance of satisfying our performance obligations, offset by $104,937 of revenues recognized that were included in the advance billings balances as of December 31, 2019 and reductions due to the incurrence of third-party costs.
Changes in the contract asset and liability balances during the three months ended March 31, 2020 and December 31, 2019 were not materially impacted by write offs, impairment losses or any other factors.
The majority of our contracts are for periods of one year or less. For those contracts with a term of more than one year, we had approximately $35,771 of unsatisfied performance obligations as of March 31, 2020, of which we expect to recognize approximately 87% in 2020, 11% in 2021 and 2% in 2022.
4. Income (Loss) Per Common Share
The following table sets forth the computation of basic and diluted income (loss) per common share:

	Three Months Ended March 31,
	2020	2019
Numerator:
Net income (loss) attributable to MDC Partners Inc.	$1,003	$(113)
Accretion on convertible preference shares	(3,440)	(2,383)
Net loss attributable to MDC Partners Inc. common shareholders	$(2,437)	$(2,496)
Denominator:
Basic weighted average number of common shares outstanding	72,397,661	60,258,102
Diluted weighted average number of common shares outstanding	72,397,661	60,258,102
Basic	$(0.03)	$(0.04)
Diluted	$(0.03)	$(0.04)

Anti-dilutive stock awards 2,835,770 1,633,464

Restricted stock and restricted stock unit awards of 2,203,717 and 257,280 as of March 31, 2020 and 2019 respectively, are excluded from the computation of diluted income (loss) per common share because the performance contingency necessary for vesting has not been met as of the reporting date or all the terms and conditions to establish a grant date were not yet known. In addition, there were 145,000 Preference Shares outstanding which were convertible into 27,189,411 and 25,118,813 Class A common shares at March 31, 2020 and 2019, respectively. These Preference Shares were anti-dilutive for each period presented in the table above and are therefore excluded from the diluted income (loss) per common share calculation.

5. Deferred Acquisition Consideration
Deferred acquisition consideration on the balance sheet consists of deferred obligations related to contingent and fixed purchase price payments, and to a lesser extent, contingent and fixed retention payments tied to continued employment of specific personnel. Contingent deferred acquisition consideration is recorded at the acquisition date fair value and adjusted at each reporting period through operating income, for contingent purchase price payments, or net interest expense, for fixed purchase price payments. The Company accounts for retention payments through operating income as stock-based compensation over the required retention period.
The following table presents changes in contingent deferred acquisition consideration, which is measured at fair value on a recurring basis using significant unobservable inputs, and a reconciliation to the amounts reported on the balance sheets as of March 31, 2020 and December 31, 2019.

	March 31,	December 31,
	2020	2019
Beginning Balance of contingent payments	$74,671	$82,598
Payments	(1,125)	(30,719)
Redemption value adjustments (1)	(2,575)	15,450
Additions - acquisitions and step-up transactions	1,389	7,145
Other (2)	(185)	197
Ending Balance of contingent payments	$72,175	$74,671
Fixed payments	561	549
	$72,736	$75,220

(1) Redemption value adjustments are fair value changes from the Company’s initial estimates of deferred acquisition payments and stock-based compensation charges relating to acquisition payments that are tied to continued employment. Redemption value adjustments are recorded within cost of services sold and office and general expenses on the Unaudited Condensed Consolidated Statement of Operations.
(2) Other primarily consists of translation adjustments.
The following table presents the impact to the Company’s statement of operations due to the redemption value adjustments for the contingent deferred acquisition consideration:

	Three Months Ended March 31,
	2020	2019
Income attributable to fair value adjustments	$(4,600)	$(7,643)
Stock-based compensation	2,025	809
Redemption value adjustments	$(2,575)	$(6,834)

6. Leases
The Company leases office space in North America, Europe, Asia, South America, and Australia. This space is primarily used for office and administrative purposes by the Company’s employees in performing professional services. These leases are classified as operating leases and expire between years 2020 through 2032. The Company’s finance leases are immaterial.
The Company’s leasing policies are established in accordance with ASC 842, and accordingly, the Company recognizes on the balance sheet at the time of lease commencement a right-of-use lease asset and a lease liability, initially measured at the present value of the lease payments. Right-of-use lease assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. All right-of-use lease assets are reviewed for impairment. As the Company’s implicit rate in its leases is not readily determinable, in determining the present value of lease payments, the Company uses its incremental borrowing rate based on the information available at the commencement date. Lease payments included in the measurement of the lease liability are comprised of noncancelable lease payments, payments based upon an index or rate, payments for optional renewal periods where it is reasonably certain the renewal period will be exercised, and payments for early termination options unless it is reasonably certain the lease will not be terminated early.
Lease costs are recognized in the Consolidated Statement of Operations over the lease term on a straight-line basis. Leasehold improvements are depreciated on a straight-line basis over the lesser of the term of the related lease or the estimated useful life of the asset.
Some of the Company’s leases contain variable lease payments, including payments based upon an index or rate. Variable lease payments based upon an index or rate are initially measured using the index or rate in effect at the lease commencement date and are included within the lease liabilities. Lease liabilities are not remeasured as a result of changes in the index or rate, rather changes in these types of payments are recognized in the period in which the obligation for those payments is incurred. In addition, some of our leases contain variable payments for utilities, insurance, real estate tax, repairs and maintenance, and other variable operating expenses. Such amounts are not included in the measurement of the lease liability and are recognized in the period when the facts and circumstances on which the variable lease payments are based upon occur.
The Company’s leases include options to extend or renew the lease through 2040. The renewal and extension options are not included in the lease term as the Company is not reasonably certain that it will exercise its option.
From time to time, the Company enters into sublease arrangements both with unrelated third-parties and with our partner agencies. These leases are classified as operating leases and expire between years 2020 through 2032. Sublease income is recognized over the lease term on a straight-line basis. Currently, the Company subleases office space in North America, Europe and Australia.
As of March 31, 2020, the Company has entered into three operating leases for which the commencement date has not yet occurred as the premises are in the process of being prepared for occupancy by the landlord. One of the operating leases is related to the Company’s agreement, entered into on February 27, 2020, to lease space at One World Trade Center in connection with the centralization of our New York real estate portfolio. The lease term is for approximately eleven years, with rental payments totaling approximately $112,000, net of landlord reimbursements. As part of the centralization initiative, the Company will sublease existing properties currently under lease, resulting in the recovery of a portion of our rent obligation under such arrangements.
Accordingly, these three leases represent an obligation of the Company that is not reflected within the Unaudited Consolidated Balance Sheet as of March 31, 2020. The aggregate future liability related to these leases is approximately $124,233.
The discount rate used for leases accounted for under ASC 842 is the Company’s collateralized credit adjusted borrowing rate.
The following table presents lease costs and other quantitative information for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
	2020	2019
Lease Cost:
Operating lease cost	$16,391	$16,441
Variable lease cost	4,655	4,964
Sublease rental income	(2,805)	(1,599)
Total lease cost	$18,241	$19,806
Additional information:
Cash paid for amounts included in the measurement of lease liabilities for operating leases
Operating cash flows	$17,635	$15,652

Right-of-use assets obtained in exchange for operating lease liabilities	$7,119	$256,818
Weighted average remaining lease term (in years) - Operating leases	7.0	7.3
Weighted average discount rate - Operating leases	8.7	8.7

In the three months ended March 31, 2020, the Company recorded an impairment charge of $161 to reduce the carrying value of a right-of-use lease asset of one of its agencies within its Integrated Agencies Network reportable segment. The Company evaluated the facts and circumstances related to the use of the asset which indicated that it may not be recoverable. Using adjusted quoted market prices to develop expected future cash flows, it was determined that the fair value of the asset was less than its carrying value. This impairment charge is included in Other asset impairment within the Unaudited Condensed Consolidated Statement of Operations.
In the three months ended March 31, 2019, the Company did not record any impairment charge to reduce the carrying value of its right-of-use lease assets or related leasehold improvements.
Operating lease expense is included in office and general expenses in the Unaudited Condensed Consolidated Statement of Operations. The Company’s lease expense for leases with a term of 12 months or less is immaterial.
The following table presents minimum future rental payments under the Company’s leases at March 31, 2020 and their reconciliation to the corresponding lease liabilities:

Maturity Analysis
Remaining 2020	$52,025
2021	59,901
2022	49,774
2023	44,573
2024	38,111
Thereafter	103,505
Total	347,889
Less: Present value discount	(88,613)
Lease liability	$259,276

7. Debt
As of March 31, 2020 and December 31, 2019, the Company’s indebtedness was comprised as follows:

	March 31, 2020	December 31, 2019
Revolving credit agreement	$125,000	$—
6.50% Notes due 2024	900,000	900,000
Debt issuance costs	(10,740)	(12,370)
	$1,014,260	$887,630

6.50% Notes
On March 23, 2016, MDC entered into an indenture (the “Indenture”) among MDC, its existing and future restricted subsidiaries that guarantee, are co-borrowers under, or grant liens to secure, the Credit Agreement, as guarantors (the “Guarantors”) and The Bank of New York Mellon, as trustee, relating to the issuance by MDC of $900,000 aggregate principal amount of the senior notes due 2024 (the “6.50% Notes”). The 6.50% Notes were sold in a private placement in reliance on exceptions from registration under the Securities Act of 1933. The 6.50% Notes bear interest, payable semiannually in arrears on May 1 and November 1, at a rate of 6.50% per annum. The 6.50% Notes mature on May 1, 2024, unless earlier redeemed or repurchased.
In April 2020, the Company repurchased approximately $30,000 of the 6.50% Notes. See Note 1 of the Notes to the Unaudited Condensed Consolidated Financial Statements included herein for further information.
MDC may, at its option, redeem the 6.50% Notes in whole at any time or in part from time to time, at varying prices based on the timing of the redemption.
If MDC experiences certain kinds of changes of control (as defined in the Indenture), holders of the 6.50% Notes may require MDC to repurchase any 6.50% Notes held by them at a price equal to 101% of the principal amount of the 6.50% Notes plus accrued and unpaid interest. In addition, if MDC sells assets under certain circumstances, it must apply the proceeds from such sale and offer to repurchase the 6.50% Notes at a price equal to 100% of the principal amount plus accrued and unpaid interest.
The Indenture includes covenants that among other things, restrict MDC’s ability and the ability of its restricted subsidiaries (as defined in the Indenture) to incur or guarantee additional indebtedness; pay dividends on or redeem or repurchase the capital stock of MDC; make certain types of investments; create restrictions on the payment of dividends or other amounts from MDC’s restricted subsidiaries; sell assets; enter into transactions with affiliates; create liens; enter into sale and leaseback transactions; and consolidate or merge with or into, or sell substantially all of MDC’s assets to, another person. These covenants are subject to a number of important limitations and exceptions. The 6.50% Notes are also subject to customary events of default, including a cross-payment default and cross-acceleration provision. The Company was in compliance with all covenants at March 31, 2020.
Revolving Credit Agreement
The Company is party to a $250,000 secured revolving credit facility due May 3, 2021.
On March 12, 2019 (the “Amendment Effective Date”), the Company, Maxxcom Inc. (a subsidiary of the Company) (“Maxxcom”) and each of their subsidiaries party thereto entered into an Amendment to the existing senior secured revolving credit facility, dated as of May 3, 2016 (as amended, the “Credit Agreement”), among the Company, Maxxcom, each of their subsidiaries party thereto, Wells Fargo Capital Finance, LLC, as agent (“Wells Fargo”), and the lenders from time to time party thereto. Advances under the Credit Agreement are to be used for working capital and general corporate purposes, in each case pursuant to the terms of the Credit Agreement.
Advances under the Credit Agreement bear interest as follows: (a)(i) LIBOR Rate Loans bear interest at the LIBOR Rate and (ii) Base Rate Loans bear interest at the Base Rate, plus (b) an applicable margin. The initial applicable margin for borrowing is 0.75% in the case of Base Rate Loans and 1.50% in the case of LIBOR Rate Loans. In addition to paying interest on outstanding principal under the Credit Agreement, MDC is required to pay an unused revolver fee to lenders under the Credit Agreement in respect of unused commitments thereunder. The Amendment provides financial covenant relief by increasing the total leverage ratio applicable on each testing date after the Amendment Effective Date through the period ending December 31, 2020 from 5.5:1.0 to 6.25:1.0. The total leverage ratio applicable on each testing date after December 31, 2020 will revert to 5.5:1.0.
In connection with the Amendment, the Company reduced the aggregate maximum amount of revolving commitments provided by the lenders under the Credit Agreement to $250,000 from $325,000.
The Credit Agreement, which includes financial and non-financial covenants, is guaranteed by substantially all of MDC’s present and future subsidiaries, other than immaterial subsidiaries and subject to customary exceptions and collateralized by a portion of MDC’s outstanding receivable balance. The Company is currently in compliance with all of the terms and conditions of its Credit Agreement as of March 31, 2020.
At March 31, 2020 and December 31, 2019, the Company had issued undrawn outstanding letters of credit of $17,576 and $4,836, respectively.
8. Noncontrolling and Redeemable Noncontrolling Interests
When acquiring less than 100% ownership of an entity, the Company may enter into agreements that give the Company an option to purchase, or require the Company to purchase, the incremental ownership interests under certain circumstances. Where the option to purchase the incremental ownership is within the Company’s control, the amounts are recorded as noncontrolling interests in the equity section of the Company’s Unaudited Condensed Consolidated Balance Sheets. Where the incremental purchase may be required of the Company, the amounts are recorded as redeemable noncontrolling interests in mezzanine equity at their estimated acquisition date redemption value and adjusted at each reporting period for changes to their estimated redemption value through additional paid-in capital (but not less than their initial redemption value), except for foreign currency translation adjustments. On occasion, the Company may initiate a renegotiation to acquire an incremental ownership interest and the amount of consideration paid may differ materially from the amounts recorded in the Company’s Unaudited Condensed Consolidated Balance Sheets.

Noncontrolling Interests
Changes in amounts due to noncontrolling interest holders included in accruals and other liabilities on the Unaudited Condensed Consolidated Balance Sheets for the year ended December 31, 2019 and three months ended March 31, 2020 were as follows:

Noncontrolling Interests
Balance, December 31, 2018	$9,278
Income attributable to noncontrolling interests	16,156
Distributions made	(11,392)
Other (1)	(14)
Balance, December 31, 2019	$14,028
Income attributable to noncontrolling interests	791
Distributions made	(3,973)
Other (1)	(856)
Balance, March 31, 2020	$9,990

(1) Other primarily consists of translation adjustments.
Changes in the Company’s ownership interests in our less than 100% owned subsidiaries during the three months ended March 31, 2020 and 2019 were as follows:

	Three Months Ended March 31,
	2020	2019
Net income (loss) attributable to MDC Partners Inc.	$1,003	$(113)
Transfers from the noncontrolling interest:
Increase (decrease) in MDC Partners Inc. paid-in capital for purchase of redeemable noncontrolling interests and noncontrolling interests	(503)	—
Net transfers from noncontrolling interests	$(503)	$—
Change from net income (loss) attributable to MDC Partners Inc. and transfers to noncontrolling interests	$500	$(113)

Redeemable Noncontrolling Interests
The following table presents changes in redeemable noncontrolling interests:

	Three Months Ended March 31, 2020	Year Ended December 31, 2019
Beginning Balance	$36,973	$51,546
Redemptions	(1,615)	(14,530)
Granted	—	—
Changes in redemption value	1,218	(3,163)
Currency translation adjustments	(878)	3
Other (1)	—	3,117
Ending Balance	$35,698	$36,973
(1) Other primarily consists of the redeemable noncontrolling interest balance related to a foreign entity that was classified as held for sale as of December 31, 2018 and reclassified in 2019.
The noncontrolling shareholders’ ability to exercise any such option right is subject to the satisfaction of certain conditions, including conditions requiring notice in advance of exercise and specific employment termination conditions. In addition, these rights cannot be exercised prior to specified staggered exercise dates. The exercise of these rights at their earliest contractual date would result in obligations of the Company to fund the related amounts during 2020 to 2024. It is not determinable, at this time, if or when the owners of these rights will exercise all or a portion of these rights.

The redeemable noncontrolling interest of $35,698 as of March 31, 2020, consists of $22,494 assuming that the subsidiaries perform over the relevant future periods at their discounted cash flows earnings level and such rights are exercised, $10,931 upon termination of such owner’s employment with the applicable subsidiary or death and $2,273 representing the initial redemption value (required floor) recorded for certain acquisitions in excess of the amount the Company would have to pay should the Company acquire the remaining ownership interests for such subsidiaries.
These adjustments will not impact the calculation of earnings (loss) per share if the redemption values are less than the estimated fair values. For the three months ended March 31, 2020 and 2019, there was no related impact on the Company’s loss per share calculation.
9. Commitments, Contingencies, and Guarantees
Legal Proceedings. The Company’s operating entities are involved in legal proceedings of various types. While any litigation contains an element of uncertainty, the Company has no reason to believe that the outcome of such proceedings or claims will have a material adverse effect on the financial condition or results of operations of the Company.
Deferred Acquisition Consideration and Options to Purchase. See Notes 5 and 8 of the Notes to the Unaudited Condensed Consolidated Financial Statements included herein for information regarding potential payments associated with deferred acquisition consideration and the acquisition of noncontrolling shareholders’ ownership interest in subsidiaries.
Natural Disasters. Certain of the Company’s operations are located in regions of the United States which typically are subject to hurricanes. During the three months ended March 31, 2020 and 2019, these operations did not incur any material costs related to damages resulting from hurricanes.
Guarantees. Generally, the Company has indemnified the purchasers of certain assets in the event that a third party asserts a claim against the purchaser that relates to a liability retained by the Company. These types of indemnification guarantees typically extend for a number of years. Historically, the Company has not made any significant indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification guarantees. The Company continues to monitor the conditions that are subject to guarantees and indemnifications to identify whether it is probable that a loss has occurred and would recognize any such losses under any guarantees or indemnifications in the period when those losses are probable and estimable.
Commitments.  At March 31, 2020, the Company had $17,576 of undrawn letters of credit.
The Company entered into operating leases for which the commencement date has not yet occurred as of March 31, 2020. See Note 6 of the Notes to the Unaudited Condensed Consolidated Financial Statements included herein for additional information.
10. Share Capital
The authorized and outstanding share capital of the Company is as follows:
Series 6 Convertible Preference Shares
On March 14, 2019 (the “Series 6 Issue Date”), the Company entered into a securities purchase agreement with Stagwell Agency Holdings LLC (“Stagwell Holdings”), an affiliate of Stagwell, pursuant to which Stagwell Holdings agreed to purchase (i) 14,285,714 newly authorized Class A shares (the “Stagwell Class A Shares”) for an aggregate contractual purchase price of $50,000 and (ii) 50,000 newly authorized Series 6 convertible preference shares (“Series 6 Preference Shares”) for an aggregate contractual purchase price of $50,000. The Company received proceeds of approximately $98,620 net of fees and estimated expenses, which were primarily used to pay down existing debt under the Company’s credit facility and for general corporate purposes. The proceeds allocated to the Stagwell Class A Shares were $35,997 and to Series 6 Preference Shares were $62,623 based on their relative fair value calculated by utilizing a Monte Carlo Simulation model. In connection with the closing of the transaction, the Company increased the size of its Board and appointed two nominees designated by Stagwell Holdings. Except as required by law, the Series 6 Preference Shares do not have voting rights and are not redeemable at the option of Stagwell Holdings.
The holders of the Series 6 Preference Shares have the right to convert their Series 6 Preference Shares in whole at any time and from time to time, and in part at any time and from time to time, into a number of Class A Shares equal to the then-applicable liquidation preference divided by the applicable conversion price at such time (the “Conversion Price”). The initial liquidation preference per share of each Series 6 Preference Share is $1,000. The initial Conversion Price is $5.00 per Series 6 Preference Share, subject to customary adjustments for share splits and combinations, dividends, recapitalizations and other matters, including weighted average anti-dilution protection for certain issuances of equity or equity-linked securities.
The Series 6 Preference Shares’ liquidation preference accretes at 8.0% per annum, compounded quarterly until the five-year anniversary of the Series 6 Issue Date. During the three months ended March 31, 2020, the Series 6 Preference Shares accreted at a monthly rate of $7.10, for total accretion of $1,065, bringing the aggregate liquidation preference to $54,326 as of March 31, 2020. The accretion is considered in the calculation of net loss attributable to MDC Partners Inc. common shareholders. See Note

4 of the Notes to the Unaudited Condensed Consolidated Financial Statements included herein for further information regarding the Series 6 Preference Shares.
Holders of the Series 6 Preference Shares are entitled to dividends in an amount equal to any dividends that would otherwise have been payable on the Class A Shares issued upon conversion of the Series 6 Preference Shares. The Series 6 Preference Shares are convertible at the Company’s option (i) on and after the two-year anniversary of the Series 6 Issue Date, if the closing trading price of the Class A Shares over a specified period prior to conversion is at least 125% of the Conversion Price or (ii) after the fifth anniversary of the Issue Date, if the closing trading price of the Class A Shares over a specified period prior to conversion is at least equal to the Conversion Price.
Following certain change in control transactions of the Company in which holders of Series 6 Preference Shares are not entitled to receive cash or qualifying listed securities with a value at least equal to the liquidation preference plus accrued and unpaid dividends, (i) holders will be entitled to cash dividends on the liquidation preference at an increasing rate (beginning at 7%), and (ii) the Company will have a right to redeem the Series 6 Preference Shares for cash at the greater of their liquidation preference plus accrued and unpaid dividends or their as-converted value.
Series 4 Convertible Preference Shares
On March 7, 2017 (the “Series 4 Issue Date”), the Company issued 95,000 newly created Preference Shares (“Series 4 Preference Shares”) to affiliates of The Goldman Sachs Group, Inc. (collectively, the “Purchaser”) pursuant to a $95,000 private placement. The Company received proceeds of approximately $90,123, net of fees and estimated expenses, which were primarily used to pay down existing debt under the Company’s credit facility and for general corporate purposes. In connection with the closing of the transaction, the Company increased the size of its Board and appointed one nominee designated by the Purchaser. Except as required by law, the Series 4 Preference Shares do not have voting rights and are not redeemable at the option of the Purchaser.
Subsequent to the ninetieth day following the Series 4 Issue Date, the holders of the Series 4 Preference Shares have the right to convert their Series 4 Preference Shares in whole at any time and from time to time and in part at any time and from time to time into a number of Class A Shares equal to the then-applicable liquidation preference divided by the applicable conversion price at such time (the “Conversion Price”). The initial liquidation preference per share of each Series 4 Preference Share is $1,000. The Conversion Price of a Series 4 Preference Share is subject to customary adjustments for share splits and combinations, dividends, recapitalizations and other matters, including weighted average anti-dilution protection for certain issuances of equity or equity-linked securities. In connection with the anti-dilution protection provision triggered by the issuance of equity securities to Stagwell Holdings, the Conversion Price per Series 4 Preference Share was reduced to $7.42 from the initial Conversion Price of $10.00.
The Series 4 Preference Shares’ liquidation preference accretes at 8.0% per annum, compounded quarterly until the five-year anniversary of the Series 4 Issue Date. During the three months ended March 31, 2020, the Series 4 Preference Shares accreted at a monthly rate of approximately $8.33 per Series 4 Preference Share, for total accretion of $2,375, bringing the aggregate liquidation preference to $121,126 as of March 31, 2020. The accretion is considered in the calculation of net income (loss) attributable to MDC Partners Inc. common shareholders. See Note 4 of the Notes to the Unaudited Condensed Consolidated Financial Statements included herein for further information regarding the Series 4 Preference Shares.
Holders of the Series 4 Preference Shares are entitled to dividends in an amount equal to any dividends that would otherwise have been payable on the Class A Shares issued upon conversion of the Series 4 Preference Shares. The Series 4 Preference Shares are convertible at the Company’s option (i) on and after the two-year anniversary of the Issue Date, if the closing trading price of the Class A Shares over a specified period prior to conversion is at least 125% of the Conversion Price or (ii) after the fifth anniversary of the Series 4 Issue Date, if the closing trading price of the Class A Shares over a specified period prior to conversion is at least equal to the Conversion Price.
Following certain change in control transactions of the Company in which holders of Series 4 Preference Shares are not entitled to receive cash or qualifying listed securities with a value at least equal to the liquidation preference plus accrued and unpaid dividends, (i) holders will be entitled to cash dividends on the liquidation preference at an increasing rate (beginning at 7%), and (ii) the Company will have a right to redeem the Series 4 Preference Shares for cash at the greater of their liquidation preference plus accrued and unpaid dividends or their as-converted value.
Class A Common Shares (“Class A Shares”)
These are an unlimited number of subordinate voting shares, carrying one vote each, with a par value of $0, entitled to dividends equal to or greater than Class B Shares, convertible at the option of the holder into one Class B Share for each Class A Share after the occurrence of certain events related to an offer to purchase all Class B shares. There were 72,479,417 and 72,150,854 Class A Shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively.

Class B Common Shares (“Class B Shares”)
These are an unlimited number of voting shares, carrying twenty votes each, with a par value of $0, convertible at any time at the option of the holder into one Class A share for each Class B share. There were 3,749 and 3,749 Class B Shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively.
11. Fair Value Measurements
A fair value measurement assumes a transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability.
In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value. The hierarchy for observable and unobservable inputs used to measure fair value into three broad levels are described below:

•	Level 1 - Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

•	Level 2 - Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

•	Level 3 - Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.
Financial Liabilities that are not Measured at Fair Value on a Recurring Basis
The following table presents certain information for our financial liability that is not measured at fair value on a recurring basis at March 31, 2020 and December 31, 2019:

	March 31, 2020		December 31, 2019
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Liabilities:
6.50% Senior Notes due 2024	$900,000	$675,000	$900,000	$812,250

Our long-term debt includes fixed rate debt. The fair value of this instrument is based on quoted market prices in markets that are not active. Therefore, this debt is classified as Level 2 within the fair value hierarchy.
Financial Liabilities Measured at Fair Value on a Recurring Basis
Contingent deferred acquisition consideration (Level 3 fair value measurement) is recorded at the acquisition date fair value and adjusted at each reporting period. The estimated liability is determined in accordance with various contractual valuation formulas and is dependent upon significant assumptions, such as the growth rate of the earnings of the relevant subsidiary during the contractual period and the discount rate. These growth rates are consistent with the Company's long-term forecasts. As of March 31, 2020, the discount rate used to measure these liabilities was 9.91%.
As these estimates require the use of assumptions about future performance, which are uncertain at the time of estimation, the fair value measurement presented on the Consolidated Balance Sheet is subject to material uncertainty.
See Note 5 of the Notes to the Unaudited Condensed Consolidated Financial Statements included herein for additional information regarding contingent deferred acquisition consideration.
At March 31, 2020 and December 31, 2019, the carrying amount of the Company’s financial instruments, including cash and cash equivalents, accounts receivable and accounts payable, approximated fair value because of their short-term maturity.
Non-financial Assets and Liabilities that are Measured at Fair Value on a Nonrecurring Basis
Certain non-financial assets are measured at fair value on a nonrecurring basis, primarily goodwill, intangible assets (Level 3 fair value measurement) and right-of-use lease assets (Level 2 fair value measurement). Accordingly, these assets are not measured and adjusted to fair value on an ongoing basis but are subject to periodic evaluations for potential impairment. The Company did not recognize an impairment of goodwill or intangible assets in the three months ended March 31, 2020 and 2019.
The Company recognized an impairment charge of $161 to reduce the carrying value of a right-of-use lease asset in the three months ended March 31, 2020. See Note 6 of the Notes to the Unaudited Condensed Consolidated Financial Statements included herein for further information.
12. Supplemental Information
Accruals and Other Liabilities

At March 31, 2020 and December 31, 2019, accruals and other liabilities included accrued media of $213,915 and $216,931, respectively; and also included amounts due to noncontrolling interest holders for their share of profits. See Note 8 of the Notes to the Unaudited Condensed Consolidated Financial Statements included herein for additional information regarding noncontrolling interest holders’ share of profits.
Goodwill and Intangible Assets
Goodwill acquired as a result of business combinations which is not subject to amortization is tested for impairment annually as of October 1st of each year, or more frequently if indicators of potential impairment exist. For goodwill, impairment is assessed at the reporting unit level. Given the impact of the COVID-19 pandemic, the Company performed an interim goodwill impairment test in the first quarter of 2020. The interim test did not result in an impairment of goodwill but did result in the fair value of certain reporting units, with goodwill of approximately $223,000, exceeding their carrying value by a minimal percentage. If the duration of the COVID-19 pandemic is longer and the operational impact is greater than estimated, the Company could recognize an impairment of goodwill in the future. The Company used an income approach to measure its goodwill for impairment. This methodology incorporates the use of the discounted cash flow (“DCF”) method. The income approach requires the exercise of significant judgment and inputs, including judgment about the amount and timing of expected future cash flows, assumed terminal value and appropriate discount rates.
Goodwill balances as of March 31, 2020 and December 31, 2019, were $716,407 and $731,691, respectively.
During the first quarter of 2020, the Company reassessed its estimate of the useful life of a trademark in the amount of $14,600, acquired as a result of a business combination. The Company revised the useful life to 5 years from indefinite lived.
Income Taxes
Our tax provision for interim periods is determined using an estimated annual effective tax rate, adjusted for discrete items arising in interim periods.
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted into law and the new legislation contains several key tax provisions, including the five-year net operating loss carryback, an adjusted business interest limitation, and payroll tax deferral. The Company is required to recognize the effect of tax law changes in the period of enactment, which required the Company to reassess the net realizability of its deferred tax assets and liabilities. The Company has assessed the applicability of the CARES Act and determined there is no impact.
Income tax expense for the three months ended March 31, 2020 was $13,500 (on income of $15,294 resulting in an effective tax rate of 88.3%) compared to an expense of $748 (on income of $981 resulting in an effective tax rate of 76.2%) for the three months ended March 31, 2019.
The income tax expense and benefit for the three months ended March 31, 2020 were impacted by capital gains, non-deductible stock compensation for which a tax benefit was not recognized, and the jurisdictional mix of earnings.
Revision of Previously Issued Financial Statements for Immaterial Misstatements
The Company identified certain errors related to prior periods that were not material to any of the Company’s prior period financial statements; however, the cumulative effect of these errors could be considered material to our current year financial statements. As such, the Company revised the prior period financial statements, as presented below.
The adjustments by year and financial statement area are as follows:

•
Calendar Years 2019 through 2017 - The Company identified an understatement of its deferred tax assets and the related impact on goodwill impairment charges recognized in previous years. This resulted in correcting adjustments to increase deferred tax assets and reduce deferred tax expense by $217 in 2019, $1,988 in 2018 and $294 in 2017 and to recognize an incremental goodwill impairment charge and reduction of goodwill by $780 in 2019, $7,147 in 2018 and $1,056 in 2017. These amounts were recorded to reflect required adjustments in connection with the impairment of tax deductible goodwill.

•
Calendar Year 2018 - The Company recorded a correcting adjustment of $1,115 to reduce revenue and accounts receivable that was incorrectly recognized in 2018 in connection with the adoption of ASC 606.

•
Calendar Year 2016 - The Company recorded a correcting adjustment to increase tax expense and reduce deferred tax assets by $3,587 for previously unidentified deemed dividends treated as U.S. taxable income in connection with certain U.S. controlled foreign corporation assets which were pledged as security for a U.S. loan.

As a result of the items noted above, the balance sheet as of March 31, 2020 changed as follows: Accounts receivable, Goodwill and Deferred tax assets declined by $1,115, $8,983 and $1,088, respectively, and Accumulated deficit increased by $11,186.
13. Related Party Transactions

In the ordinary course of business, the Company enters into transactions with related parties, including Stagwell and its affiliates. The transactions may range in the nature and value of services underlying the arrangements. Below are the related party transactions that are significant in nature:
In October 2019, a Partner Firm of the Company entered into an arrangement with a Stagwell affiliate, in which the Stagwell affiliate and the Partner Firm will collaborate to provide various services to a client of the Partner Firm. The Partner Firm and the Stagwell affiliate pitched and won this business together, with the client ultimately determining the general scope of work for each agency. Under the arrangement, which was structured as a sub-contract due to client preference, the Partner Firm is expected to pay the Stagwell affiliate, for services provided by the Stagwell affiliate in connection with serving the client, approximately $655 which is expected to be recognized through the end of 2020. As of March 31, 2020, $565 was owed to the affiliate.
In January 2020, a Partner Firm of the Company entered into an arrangement with a Stagwell affiliate to develop advertising technology for the Partner Firm. Under the arrangement the Partner Firm is expected to pay the Stagwell affiliate approximately $460, which is expected to be recognized through May 2020. As of March 31, 2020, $170 was owed to the affiliate.
On February 14, 2020, Sloane sold substantially all its assets and certain liabilities to an affiliate of Stagwell. See Note 2 of the Notes to the Consolidated Financial Statements for information related to this transaction.
The Company entered into an agreement commencing on January 1, 2020 to sublease office space through July 2021 to a company whose chairman is a member of the Company’s Board of Directors. The total future rental income related to the sublease is approximately $229.
14. Segment Information
The Company determines an operating segment if a component (i) engages in business activities from which it earns revenues and incurs expenses, (ii) has discrete financial information, and is (iii) regularly reviewed by Mark Penn, Chief Executive Officer and Chairman of the Company, our Chief Operating Decision Maker (“CODM”) to make decisions regarding resource allocation for the segment and assess its performance. Once operating segments are identified, the Company performs an analysis to determine if aggregation of operating segments is applicable. This determination is based upon a quantitative analysis of the expected and historic average long-term profitability for each operating segment, together with a qualitative assessment to determine if operating segments have similar operating characteristics.
The CODM uses Adjusted EBITDA (defined below) as a key metric, to evaluate the operating and financial performance of a segment, identify trends affecting the segments, develop projections and make strategic business decisions. Adjusted EBITDA is defined as Net income (loss) attributable to MDC Partners Inc. common shareholders plus or minus adjustments to operating income (loss) plus depreciation and amortization, stock-based compensation, deferred acquisition consideration adjustments, distributions from non-consolidated affiliates and other items. Distributions from non-consolidated affiliates includes (i) cash received for profit distributions from non-consolidated affiliates, and (ii) consideration from the sale of ownership interests in non-consolidated affiliates less contributions to date plus undistributed earnings (losses). Other items includes items such as severance expense and other restructuring expenses.
Effective in the first quarter of 2020, the Company reorganized its management structure resulting in the aggregation of certain Partner Firms into integrated groups (“Networks”). Mr. Penn appointed key agency executives, that report directly into him, to lead each Network. In connection with the reorganization, we reassessed our reportable segments to align our external reporting with how we operate the Networks under our new organizational structure. Prior periods presented have been recast to reflect the change in reportable segments.
The three reportable segments that resulted from our reassessment are as follows: “Integrated Networks - Group A”, “Integrated Networks - Group B”; and “Media & Data Network.” In addition, the Company combines and discloses operating segments that do not meet the aggregation criteria as “All Other.” The Company also reports corporate expenses, as further detailed below, as “Corporate.”All segments follow the same basis of presentation and accounting policies as those described throughout the Notes to the Unaudited Condensed Consolidated Financial Statements included herein and Note 2 of the Company’s 2019 Form 10-K.

•	The Integrated Networks - Group A reportable segment is comprised of the Anomaly Alliance (Anomaly, Concentric Partners, Hunter, Mono, Y Media Labs) and Colle McVoy operating segments.

•
The Integrated Networks - Group B reportable segment is comprised of the Constellation (72andSunny, CPB, Instrument and Redscout) and Doner Partner Network (6degrees, Doner, KWT, Union, Veritas and Yamamoto) operating segments.

The operating segments aggregated within the Integrated Networks - Group A and B reportable segments provide a range of services for their clients, primarily including strategy, creative and production for advertising campaigns across a variety of platforms (print, digital, social media, television broadcast) as well as public relations and communications services, experiential, social media and influencer marketing. These operating segments share similar characteristics related to (i) the nature of their services;

(ii) the type of clients and the methods used to provide services; and (iii) the extent to which they may be impacted by global economic and geopolitical risks. In addition, these operating segments compete with each other for new business and from time to time have business move between them. While the operating segments are similar in nature, the distinction between the Integrated Networks - Group A and B is the aggregation of operating segments that have the most similar historical and expected average long-term profitability.

•
The Media & Data Network reportable segment is comprised of a single operating segment that combines media buying and planning across a range of platforms (out-of-home, paid search, social media, lead generation, programmatic, television broadcast) with technology and data capabilities.

•
All Other consists of the Company’s remaining operating segments that provide a range of services including advertising, public relations and marketing communication services, but generally do not have similar services offerings or financial characteristics as those aggregated in the reportable segments. The All Other category includes Allison & Partners, Bruce Mau, Forsman & Bodenfors, Hello, Team and Vitro.

•
Corporate consists of corporate office expenses incurred in connection with the strategic resources provided to the operating segments, as well as certain other centrally managed expenses that are not fully allocated to the operating segments. These office and general expenses include (i) salaries and related expenses for corporate office employees, including employees dedicated to supporting the operating segments, (ii) occupancy expenses relating to properties occupied by all corporate office employees, (iii) other office and general expenses including professional fees for the financial statement audits and other public company costs, and (iv) certain other professional fees managed by the corporate office. Additional expenses managed by the corporate office that are directly related to the operating segments are allocated to the appropriate reportable segment and the All Other category.

	Three Months Ended March 31,
	2020	2019
Revenue:
Integrated Networks - Group A	$90,621	$73,739
Integrated Networks - Group B	117,707	133,171
Media & Data Network	41,058	43,232
All Other	78,356	78,649
Total	$327,742	$328,791

Adjusted EBITDA:
Integrated Networks - Group A	$16,303	$915
Integrated Networks - Group B	17,135	18,280
Media & Data Network	1,787	31
All Other	9,905	6,801
Corporate	(5,562)	(4,552)
Total Adjusted EBITDA	$39,568	$21,475

Depreciation and amortization	$(9,206)	$(8,838)
Impairment and other losses	(161)	—
Stock-based compensation	(3,070)	(2,972)
Deferred acquisition consideration adjustments	4,600	7,643
Distributions from non-consolidated affiliates	14	—
Other items, net	(2,416)	(1,626)
Total Operating Income	$29,329	$15,682

Other Income (Expenses):
Interest expense and finance charges, net	$(15,612)	$(16,760)
Foreign exchange gain (loss)	(14,757)	5,442
Other, net	16,334	(3,383)
Income before income taxes and equity in earnings of non-consolidated affiliates	15,294	981
Income tax expense	13,500	748
Income before equity in earnings of non-consolidated affiliates	1,794	233
Equity in earnings of non-consolidated affiliates	—	83
Net income	1,794	316
Net income attributable to the noncontrolling interest	(791)	(429)
Net income (loss) attributable to MDC Partners Inc.	$1,003	$(113)

	Three Months Ended March 31,
	2020	2019
Depreciation and amortization:
Integrated Networks - Group A	$1,741	$1,942
Integrated Networks - Group B	4,526	3,773
Media & Data Network	808	993
All Other	1,899	1,913
Corporate	232	217
Total	$9,206	$8,838

Stock-based compensation:
Integrated Networks - Group A	$1,961	$3,595
Integrated Networks - Group B	900	864
Media & Data Network	(13)	—
All Other	80	86
Corporate	142	(1,573)
Total	$3,070	$2,972

Capital expenditures:
Integrated Networks - Group A	$358	$1,881
Integrated Networks - Group B	477	1,168
Media & Data Network	86	138
All Other	323	418
Corporate	302	1
Total	$1,546	$3,606

The Company’s CODM does not use segment assets to allocate resources or to assess performance of the segments and therefore, total segment assets have not been disclosed.
See Note 3 of the Notes to the Unaudited Condensed Consolidated Financial Statements included herein for a summary of the Company’s revenue by geographic region for three months ended March 31, 2020 and 2019.
Item 2.    Management’s Discussion and Analysis of Financial Condition and Results of Operations
Unless otherwise indicated, references to the “Company” or “MDC” mean MDC Partners Inc. and its subsidiaries, and references to a “fiscal year” mean the Company’s year commencing on January 1 of that year and ending December 31 of that year (e.g., fiscal 2020 means the period beginning January 1, 2020, and ending December 31, 2020).
The Company reports its financial results in accordance with GAAP. In addition, the Company has included certain non-GAAP financial measures and ratios, which management uses to operate the business, which it believes provide useful supplemental information to both management and readers of this report in measuring the financial performance and financial condition of the Company. These measures do not have a standardized meaning prescribed by GAAP and should not be construed as an alternative to other titled measures determined in accordance with GAAP.
Two such non-GAAP measures are “organic revenue growth” or “organic revenue decline” that refer to the positive or negative results, respectively, of subtracting both the foreign exchange and acquisition (disposition) components from total revenue growth. The acquisition (disposition) component is calculated by aggregating the prior period revenue for any acquired businesses, less the prior period revenue of any businesses that were disposed of in the current period. The organic revenue growth (decline) component reflects the constant currency impact (a) of the change in revenue of the Partner Firms which the Company has held throughout each of the comparable periods presented and (b) “non-GAAP acquisitions (dispositions), net.” Non-GAAP acquisitions (dispositions), net consists of (i) for acquisitions during the current year, the revenue effect from such acquisition as if the acquisition had been owned during the equivalent period in the prior year and (ii) for acquisitions during the previous year, the revenue effect from such acquisitions as if they had been owned during that entire year or same period as the current reportable period, taking into account their respective pre-acquisition revenues for the applicable periods and (iii) for dispositions, the revenue effect from such disposition as if they had been disposed of during the equivalent period in the prior year. The Company believes that isolating the impact of acquisition activity and foreign currency impacts is an important and informative component to understand the overall change in the Company’s consolidated revenue. The change in the consolidated revenue that remains after these adjustments illustrates the underlying financial performance of the Company’s businesses. Specifically, it represents the impact of the Company’s management oversight, investments and resources dedicated to supporting the businesses’ growth strategy and operations. In addition, it reflects the network benefit of inclusion in the broader portfolio of firms that includes, but is not limited to, cross-selling and sharing of best practices. This approach isolates changes in performance of the business that take place under the Company’s stewardship, whether favorable or unfavorable, and thereby reflects the potential benefits and risks associated with owning and managing a talent-driven services business.
Accordingly, during the first twelve months of ownership by the Company, the organic growth measure may credit the Company with growth from an acquired business that is dependent on work performed prior to the acquisition date, and may include the impact of prior work in progress, existing contracts and backlog of the acquired businesses. It is the presumption of the Company that positive developments that may have taken place at an acquired business during the period preceding the acquisition will continue to result in value creation in the post-acquisition period.
While the Company believes that the methodology used in the calculation of organic revenue change is entirely consistent with our closest U.S. competitors, the calculations may not be comparable to similarly titled measures presented by other publicly traded companies in other industries. Additional information regarding the Company’s acquisition activity as it relates to potential revenue growth is provided in this Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Certain Factors Affecting our Business.”
The following discussion focuses on the operating performance of the Company for the three months ended March 31, 2020 and 2019 and the financial condition of the Company as of March 31, 2020. This analysis should be read in conjunction with the interim Unaudited Condensed Consolidated Financial Statements presented in this interim report and the annual Audited Consolidated Financial Statements and Management’s Discussion and Analysis presented in the 2019 Form 10-K.
Direct costs represent billable or non-billable internal and third-party expenses that are directly tied to providing services to our clients where we are principal in the arrangement. Direct costs exclude staff costs, which are presented separately.
All amounts are in dollars unless otherwise stated. Amounts reported in millions herein are computed based on the amounts in thousands. As a result, the sum of the components, and related calculations, reported in millions may not equal the total amounts due to rounding.
The percentage changes included in the tables herein Item 2 that are not considered meaningful are presented as “NM”.
Executive Summary
The novel coronavirus (COVID-19) is a pandemic that has altered how society interacts across the world. The outbreak of COVID-19 and the measures put in place to reduce its transmission, such as the imposition of social distancing and orders to work-from-home, stay-at-home and shelter-in-place, have adversely impacted the global economy. The Company implemented comprehensive controls and procedures to protect our employees, families, clients, and their communities. This included implementing a world-wide work-from-home policy and stress-testing our infrastructure to ensure that all employees had the tools and resources to work virtually. Our leadership and business continuity teams also proactively took thorough measures to ensure the highest level of continued service and partnership for our clients.
The effects of the COVID-19 pandemic will negatively impact our results of operations, cash flows and financial position; however, the extent of the impact will vary depending on the duration and severity of the economic and operational impacts of COVID-19. While it is difficult to predict the full scale of the impact, the Company has been taking swift and decisive actions over the last few weeks in order to address the pandemic. Our Partner Firms have altered how they work and responded to client challenges around the world, generating impactful creative work, rapid pivots, and inventive business solutions for brands in every sector. We have also moved quickly to align our operating expenses with changes in revenue. We have implemented freezes on hiring, staff reductions, furloughs, salary reductions, benefit reductions and a significant reduction in discretionary spending. In addition to expense reductions, we tightened our capital expenditures where possible to preserve our cash flow. Given these measures, the Company believes it is well positioned to successfully work through the effects of COVID-19.
MDC conducts its business through its network of Partner Firms, which provide marketing and business solutions that realize the potential of combining data and creativity. MDC’s strategy is to build, grow and acquire market-leading business that deliver the modern suite of services that marketers need to thrive in a rapidly evolving business environment. MDC’s differentiation lies in its best-in-class creative roots and proven entrepreneurial leaders, which together with innovations in technology and data, bring transformational marketing, activation, communications and strategic consulting services to clients. MDC leverages its range of services in an integrated manner, offering strategic, creative and innovative solutions that are technologically forward and media-agnostic. The Company’s work is designed to challenge the industry status quo, realize outsized returns on investment, and drive transformative growth and business performance for its clients and stakeholders.

MDC manages its business by monitoring several financial and non-financial performance indicators. The key indicators that we focus on are revenues, operating expenses and capital expenditures. Revenue growth is analyzed by reviewing a mix of measurements, including (i) growth by major geographic location, (ii) growth by client industry vertical, (iii) growth from existing clients and the addition of new clients, (iv) growth by primary discipline, (v) growth from currency changes, and (vi) growth from acquisitions. In addition to monitoring the foregoing financial indicators, the Company assesses and monitors several non-financial performance indicators relating to the business performance of our Partner Firms. These indicators may include a Partner Firm’s recent new client win/loss record; the depth and scope of a pipeline of potential new client account activity; the overall quality of the services provided to clients; and the relative strength of the Partner Firm’s next generation team that is in place as part of a potential succession plan to succeed the current senior executive team.
Effective in the first quarter of 2020, the Company reorganized its management structure resulting in the aggregation of certain Partner Firms into integrated groups (“Networks”). Mark Penn, Chief Executive Officer and Chairman of the Company, appointed key agency executives, that report directly into him, to lead each Network. In connection with the reorganization, we reassessed our reportable segments to align our external reporting with how we operate the Networks under our new organizational structure. Prior periods presented have been recast to reflect the change in reportable segments.
The three reportable segments that resulted from our reassessment are as follows: “Integrated Networks - Group A”, “Integrated Networks - Group B”; and “Media & Data Network.” In addition, the Company combines and discloses operating segments that do not meet the aggregation criteria as “All Other.” The Company also reports corporate expenses, as further detailed below, as “Corporate.” All segments follow the same basis of presentation and accounting policies as those described throughout the Notes to the Unaudited Condensed Consolidated Financial Statements included herein and Note 2 of the Company’s 2019 Form 10-K.
See Note 14 of the Notes to the Unaudited Condensed Consolidated Financial Statements included herein for a description of each of our reportable segments and the All Other category.
In addition, MDC reports its corporate office expenses incurred in connection with the strategic resources provided to the Partner Firms, as well as certain other centrally managed expenses that are not fully allocated to the operating segments as Corporate, including interest expense and public company overhead costs. Corporate provides client and business development support to the Partner Firms as well as certain strategic resources, including accounting, administrative, financial, real estate, human resource and legal functions.
Certain Factors Affecting Our Business
See the Executive Summary section of Item 7 of the Company’s 2019 Form 10-K for information regarding certain factors affecting our business.

Results of Operations:

	Three Months Ended March 31,
	2020	2019
Revenue:	(Dollars in Thousands)
Integrated Networks - Group A	$90,621	$73,739
Integrated Networks - Group B	117,707	133,171
Media & Data Network	41,058	43,232
All Other	78,356	78,649
Total	$327,742	$328,791

Operating Income (Loss):
Integrated Networks - Group A	$12,032	$(3,852)
Integrated Networks - Group B	17,161	19,364
Media & Data Network	617	(1,649)
All Other	7,857	6,641
Corporate	(8,338)	(4,822)
Total Operating Income	$29,329	$15,682

Other Income (Expenses):
Interest expense and finance charges, net	$(15,612)	$(16,760)
Foreign exchange gain (loss)	(14,757)	5,442
Other, net	16,334	(3,383)
Income before income taxes and equity in earnings of non-consolidated affiliates	15,294	981
Income tax expense	13,500	748
Income before equity in earnings of non-consolidated affiliates	1,794	233
Equity in earnings of non-consolidated affiliates	—	83
Net income	1,794	316
Net income attributable to the noncontrolling interest	(791)	(429)
Net income (loss) attributable to MDC Partners Inc.	$1,003	$(113)

Adjusted EBITDA:
Integrated Networks - Group A	$16,303	$915
Integrated Networks - Group B	17,135	18,280
Media & Data Network	1,787	31
All Other	9,905	6,801
Corporate	(5,562)	(4,552)
Total Adjusted EBITDA	$39,568	$21,475

	Three Months Ended March 31,
	2020	2019
Capital expenditures:
Integrated Networks - Group A	$358	$1,881
Integrated Networks - Group B	477	1,168
Media & Data Network	86	138
All Other	323	418
Corporate	302	1
Total	$1,546	$3,606

The following table reconciles operating income (loss) (GAAP) by segment and the Company to Adjusted EBITDA (non-GAAP) for the three months ended March 31, 2020 and 2019.

	Three Months Ended March 31, 2020
	Integrated Networks - Group A	Integrated Networks - Group B	Media & Data Network	All Other	Corporate	Total
Net loss attributable to MDC Partners Inc. common shareholders						$(2,437)
Adjustments						31,766
Operating income (loss)	$12,032	$17,161	$617	$7,857	$(8,338)	$29,329

Adjustments:
Depreciation and amortization	1,741	4,526	808	1,899	232	9,206
Impairment and other losses	—	161	—	—	—	161
Stock-based compensation	1,961	900	(13)	80	142	3,070
Deferred acquisition consideration adjustments	569	(5,613)	375	69	—	(4,600)
Distributions from non- consolidated affiliates	—	—	—	—	(14)	(14)
Other items, net	—	—	—	—	2,416	2,416
Adjusted EBITDA	$16,303	$17,135	$1,787	$9,905	$(5,562)	$39,568

	Three Months Ended March 31, 2019
	Integrated Networks - Group A	Integrated Networks - Group B		Media & Data Network	All Other	Corporate	Total
Net loss attributable to MDC Partners Inc. common shareholders							$(2,496)
Adjustments							18,178
Operating income (loss)	$(3,852)	$19,364		$(1,649)	$6,641	$(4,822)	$15,682

Adjustments:
Depreciation and amortization	1,942	3,773		993	1,913	217	8,838
Stock-based compensation	3,595	864		—	86	(1,573)	2,972
Deferred acquisition consideration adjustments	(770)	(5,721)		687	(1,839)	—	(7,643)
Other items, net	—	—	—	—	—	1,626	1,626
Adjusted EBITDA	$915	$18,280		$31	$6,801	$(4,552)	$21,475

THREE MONTHS ENDED MARCH 31, 2020 COMPARED TO THREE MONTHS ENDED MARCH 31, 2019
Consolidated Results of Operations
Revenues
Revenue was $327.7 million for the three months ended March 31, 2020 compared to revenue of $328.8 million for the three months ended March 31, 2019.
The components of the fluctuations in revenues for the three months ended March 31, 2020 compared to the three months ended March 31, 2019 are as follows:

	Total		United States		Canada		Other
	$	%	$	%	$	%	$	%
	(Dollars in Thousands)
March 31, 2019	$328,791		$263,017		$22,378		$43,396
Components of revenue change:
Foreign exchange impact	(1,800)	(0.5)%	—	—%	(29)	(0.1)%	(1,771)	(4.1)%
Non-GAAP acquisitions (dispositions), net	(5,683)	(1.7)%	(1,978)	(0.8)%	(3,705)	(16.6)%	—	—%
Organic revenue	6,434	2.0%	3,522	1.3%	(388)	(1.7)%	3,300	7.6%
Total Change	$(1,049)	(0.3)%	$1,544	0.6%	$(4,122)	(18.4)%	$1,529	3.5%
March 31, 2020	$327,742		$264,561		$18,256		$44,925
The negative foreign exchange impact of $1.8 million, or 0.5%, was attributable to the fluctuation of the U.S. dollar against the Canadian dollar, Swedish Króna, Euro and British Pound.
The Company also utilizes non-GAAP metrics called organic revenue growth (decline) and non-GAAP acquisitions (dispositions), net, as defined above. For the three months ended March 31, 2020, organic revenue increased $6.4 million, or 2.0%, attributable to higher spending by clients and new client wins, partially offset client losses and a reduction in spending by certain other clients.

The table below provides a reconciliation between revenue from acquired/disposed businesses in the statement of operations to non-GAAP acquisitions (dispositions), net for the three months ended March 31, 2020:

	All Other		Total
	(Dollars in Thousands)
GAAP revenue from 2019 and 2020 acquisitions	$—		$—
Foreign exchange impact	(248)		(248)
Contribution to non-GAAP organic revenue growth (decline)	(411)	—	(411)
Prior year revenue from dispositions	(5,024)		(5,024)
Non-GAAP acquisitions (dispositions), net	$(5,683)		$(5,683)
The geographic mix in revenues for the three months ended March 31, 2020 and 2019 is as follows:

	2020	2019
United States	80.7%	80.0%
Canada	5.6%	6.8%
Other	13.7%	13.2%
Operating Income
Operating income for the three months ended March 31, 2020 was $29.3 million, compared to $15.7 million for the three months ended March 31, 2019, representing an increase of $13.6 million, primarily driven by lower operating expenses in connection with cost savings initiatives.
Given the impact of the COVID-19 pandemic, the Company performed an interim goodwill impairment test in the first quarter of 2020. The interim test did not result in an impairment of goodwill but did result in the fair value of certain reporting units, with goodwill of approximately $223 million, exceeding their carrying value by a minimal percentage. If the duration of the COVID-19 pandemic is longer and the operational impact is greater than estimated, the Company could recognize an impairment of goodwill in the future.
Other, Net
Other, net, for the three months ended March 31, 2020 was income of $16.3 million, primarily driven by a gain on the sale of a Partner Firm, compared to a loss of $3.4 million for the three months ended March 31, 2019.
Foreign Exchange Transaction Gain (Loss)
The foreign exchange loss for the three months ended March 31, 2020 was $14.8 million compared to a gain of $5.4 million for the three months ended March 31, 2019. The change in the foreign exchange impact was primarily attributable to the weakening of the Canadian dollar against the U.S. dollar. The change primarily related to U.S. dollar denominated indebtedness that is an obligation of our Canadian parent company.
Interest Expense and Finance Charges, Net
Interest expense and finance charges, net, for the three months ended March 31, 2020 was $15.6 million compared to $16.8 million for the three months ended March 31, 2019, representing a decrease of $1.1 million, primarily driven by a decline in the average amounts outstanding under the Company’s revolving credit facility.
Income Tax Expense (Benefit)
Income tax expense for the three months ended March 31, 2020 was $13.5 million (on income of $15.3 million resulting in an effective tax rate of 88.3%) compared to an expense of $0.7 million (on income of $1.0 million resulting in an effective tax rate of 76.2%) for the three months ended March 31, 2019. The income tax expense for the three months ended March 31, 2020 was impacted by capital gains, non-deductible stock compensation for which a tax benefit was not recognized, and the jurisdictional mix of earnings.
Noncontrolling Interests
The effect of noncontrolling interests for the three months ended March 31, 2020 was $0.8 million compared to $0.4 million for the three months ended March 31, 2019.

Net Loss Attributable to MDC Partners Inc. Common Shareholders
As a result of the foregoing and the impact of accretion on and net income allocated to convertible preference shares, net loss attributable to MDC Partners Inc. common shareholders for the three months ended March 31, 2020 was $2.4 million, or $0.03 diluted loss per share, compared to net loss attributable to MDC Partners Inc. common shareholders of $2.5 million, or $0.04 diluted loss per share, for the three months ended March 31, 2019.
Integrated Networks - Group A
The change in expenses and operating income (loss) as a percentage of revenue in the Integrated Networks - Group A reportable segment for the three months ended March 31, 2020 and 2019 was as follows:

	2020		2019		Change
Integrated Networks - Group A	$	% of Revenue	$	% of Revenue	$	%
	(Dollars in Thousands)
Revenue:	$90,621		$73,739		$16,882	22.9%
Operating expenses
Cost of services sold	62,524	69.0%	61,835	83.9%	689	1.1%
Office and general expenses	14,324	15.8%	13,814	18.7%	510	3.7%
Depreciation and amortization	1,741	1.9%	1,942	2.6%	(201)	(10.4)%
	$78,589	86.7%	$77,591	105.2%	$998	1.3%
Operating income (loss)	$12,032	13.3%	$(3,852)	(5.2)%	$15,884	NM
The increase in revenue was attributable to higher spending by clients and client wins, partially offset by client losses and a reduction in spending by certain other clients.

The increase in operating income was attributable to the increase in revenue.
The change in the categories of expenses as a percentage of revenue in the Integrated Networks - Group A reportable segment for the three months ended March 31, 2020 and 2019 was as follows:

	2020		2019		Change
Integrated Networks - Group A	$	% of Revenue	$	% of Revenue	$	%
	(Dollars in Thousands)
Direct costs	$10,772	11.9%	$8,813	12.0%	$1,959	22.2%
Staff costs	53,510	59.0%	53,265	72.2%	245	0.5%
Administrative	10,036	11.1%	10,746	14.6%	(710)	(6.6)%
Deferred acquisition consideration	569	0.6%	(770)	(1.0)%	1,339	NM
Stock-based compensation	1,961	2.2%	3,595	4.9%	(1,634)	(45.5)%
Depreciation and amortization	1,741	1.9%	1,942	2.6%	(201)	(10.4)%
Total operating expenses	$78,589	86.7%	$77,591	105.2%	$998	1.3%
Direct costs increased in line with the increase in revenues as discussed above.
Deferred acquisition consideration change for the three months ended March 31, 2020 was primarily attributable to an increase in the projected performance of certain Partner Firms relative to previously projected expectations.
Stock-based compensation declined primarily as a result of a reduced level of awards outstanding.

Integrated Networks - Group B
The change in expenses and operating income as a percentage of revenue in the Integrated Networks - Group B reportable segment for the three months ended March 31, 2020 and 2019 was as follows:

	2020		2019		Change
Integrated Networks - Group B	$	% of Revenue	$	% of Revenue	$	%
	(Dollars in Thousands)
Revenue:	$117,707		$133,171		$(15,464)	(11.6)%
Operating expenses
Cost of services sold	74,021	62.9%	85,779	64.4%	(11,758)	(13.7)%
Office and general expenses	21,838	18.6%	24,255	18.2%	(2,417)	(10.0)%
Depreciation and amortization	4,526	3.8%	3,773	2.8%	753	20.0%
Other asset impairment	161	0.1%	—	—%	161	—%
	$100,546	85.4%	$113,807	85.5%	$(13,261)	(11.7)%
Operating income	$17,161	14.6%	$19,364	14.5%	$(2,203)	(11.4)%
The decline in revenue was attributable to client losses and a reduction in spending by certain clients, partially offset by new client wins and higher spending by other clients.

The change in operating income was attributable to the lower revenue more than offset by a decline in operating expenses, as outlined below.
The change in the categories of expenses as a percentage of revenue in the Integrated Networks - Group B reportable segment for the three months ended March 31, 2020 and 2019 was as follows:

	2020		2019		Change
Integrated Networks - Group B	$	% of Revenue	$	% of Revenue	$	%
	(Dollars in Thousands)
Direct costs	$14,440	12.3%	$18,205	13.7%	$(3,765)	(20.7)%
Staff costs	70,576	60.0%	79,383	59.6%	(8,807)	(11.1)%
Administrative	15,556	13.2%	17,303	13.0%	(1,747)	(10.1)%
Deferred acquisition consideration	(5,613)	(4.8)%	(5,721)	(4.3)%	108	(1.9)%
Stock-based compensation	900	0.8%	864	0.6%	36	4.2%
Depreciation and amortization	4,526	3.8%	3,773	2.8%	753	20.0%
Other asset impairment	161	0.1%	—	—%	161	—%
Total operating expenses	$100,546	85.4%	$113,807	85.5%	$(13,261)	(11.7)%
Direct costs were lower driven by a decline in non-billable expenses.
The decline in staff costs was attributable to staffing reductions in connection with cost savings initiatives.
Media & Data Network
The change in expenses and operating income (loss) as a percentage of revenue in the Media & Data Network reportable segment for the three months ended March 31, 2020 and 2019 was as follows:

	2020		2019		Change
Media & Data Network	$	% of Revenue	$	% of Revenue	$	%
	(Dollars in Thousands)
Revenue	$41,058		$43,232		$(2,174)	(5.0)%
Operating expenses
Cost of services sold	29,906	72.8%	34,180	79.1%	(4,274)	(12.5)%
Office and general expenses	9,727	23.7%	9,708	22.5%	19	0.2%
Depreciation and amortization	808	2.0%	993	2.3%	(185)	(18.6)%
	$40,441	98.5%	$44,881	103.8%	$(4,440)	(9.9)%
Operating income (loss)	$617	1.5%	$(1,649)	(3.8)%	$2,266	NM
The decline in revenue was attributable to client losses and a reduction in spending by certain clients, partially offset by new client wins and higher spending by other clients.
The change in operating income (loss) was attributable to a decline in revenue, more than offset by lower operating expenses, as outlined below.
The change in the categories of expenses as a percentage of revenue in the Media & Data Network reportable segment for the three months ended March 31, 2020 and 2019 was as follows:

	2020		2019		Change
Media & Data Network	$	% of Revenue	$	% of Revenue	$	%
	(Dollars in Thousands)
Direct costs	$12,128	29.5%	$14,675	33.9%	$(2,547)	(17.4)%
Staff costs	20,600	50.2%	21,863	50.6%	(1,263)	(5.8)%
Administrative	6,543	15.9%	6,663	15.4%	(120)	(1.8)%
Deferred acquisition consideration	375	0.9%	687	1.6%	(312)	(45.4)%
Stock-based compensation	(13)	—%	—	—%	(13)	—%
Depreciation and amortization	808	2.0%	993	2.3%	(185)	(18.6)%
Total operating expenses	$40,441	98.5%	$44,881	103.8%	$(4,440)	(9.9)%
Direct costs declined in line with the decrease in revenues as discussed above.
The decrease in staff costs was attributable to staffing reductions at certain Partner Firms in connection with cost savings initiatives.

All Other
The change in expenses and operating income as a percentage of revenue in the All Other category for the three months ended March 31, 2020 and 2019 was as follows:

	2020		2019		Change
All Other	$	% of Revenue	$	% of Revenue	$	%
	(Dollars in Thousands)
Revenue	$78,356		$78,649		$(293)	(0.4)%
Operating expenses
Cost of services sold	56,242	71.8%	55,627	70.7%	615	1.1%
Office and general expenses	12,358	15.8%	14,468	18.4%	(2,110)	(14.6)%
Depreciation and amortization	1,899	2.4%	1,913	2.4%	(14)	(0.7)%
	$70,499	90.0%	$72,008	91.6%	$(1,509)	(2.1)%
Operating income	$7,857	10.0%	$6,641	8.4%	$1,216	18.3%
Revenue was relatively flat as an increase in revenue at certain Partner Firms, due to higher spending and client wins, was offset by a decline in revenue at Partner Firms that have been sold.
The increase in operating income was primarily attributable to lower operating expenses, as outlined below.
The change in the categories of expenses as a percentage of revenue in the All Other category for the three months ended March 31, 2020 and 2019 was as follows:

	2020		2019		Change
All Other	$	% of Revenue	$	% of Revenue	$	%
	(Dollars in Thousands)
Direct costs	$19,224	24.5%	$14,756	18.8%	$4,468	30.3%
Staff costs	42,083	53.7%	47,047	59.8%	(4,964)	(10.6)%
Administrative	7,144	9.1%	10,045	12.8%	(2,901)	(28.9)%
Deferred acquisition consideration	69	0.1%	(1,839)	(2.3)%	1,908	(103.8)%
Stock-based compensation	80	0.1%	86	0.1%	(6)	(7.0)%
Depreciation and amortization	1,899	2.4%	1,913	2.4%	(14)	(0.7)%
Total operating expenses	$70,499	90.0%	$72,008	91.6%	$(1,509)	(2.1)%
The increase in direct costs were in line with the higher revenue at certain Partner Firms.
The decrease in staff costs was primarily attributable to staffing reductions in connection with cost savings initiatives.
The decrease in administrative costs was primarily attributable to a reduction in occupancy costs.
Corporate
The change in operating expenses for Corporate for the three months ended March 31, 2020 and 2019 was as follows:

	2020	2019	Change
Corporate	$	$	$	%
	(Dollars in Thousands)
Staff costs	$4,918	$2,525	$2,393	94.8%
Administrative	3,046	3,653	(607)	(16.6)%
Stock-based compensation	142	(1,573)	1,715	(109.0)%
Depreciation and amortization	232	217	15	6.9%
Total operating expenses	$8,338	$4,822	$3,516	72.9%
Staff costs were higher primarily due to severance expense associated with cost savings initiatives.

Administrative costs declined in connection with lower professional fees.
Stock-based compensation in 2019 included a reversal of expense related to the forfeiture of awards.
Liquidity and Capital Resources:
Liquidity
The following table provides summary information about the Company’s liquidity position:

	March 31, 2020	March 31, 2019
Cash used in operating activities	$(19,954)	$(81,200)
Cash provided by investing activities	$16,645	$18,101
Cash provided by financing activities	$119,642	$60,753
The effects of the COVID-19 pandemic will negatively impact cash flows; however, the extent of the impact will vary depending on the duration and severity of the economic and operational impacts of COVID-19. While it is difficult to predict the full scale of the impact, the Company has been taking various actions as discussed in the Executive Summary section above. In order to maintain financial flexibility, we borrowed $125 million under our revolving credit facility.
The Company intends to maintain sufficient cash and/or available borrowings to fund operations for the next twelve months. The Company has historically been able to maintain and expand its business using cash generated from operating activities, funds available under its Credit Agreement, and other initiatives, such as obtaining additional debt and equity financing. At March 31, 2020, the Company had $125.0 million of borrowings outstanding and $86.2 million available under the Credit Agreement.
The Company’s obligations extending beyond twelve months primarily consist of deferred acquisition payments, capital expenditures, scheduled lease obligation payments, and interest payments on borrowings under the Company’s 6.50% Notes due 2024. Based on the current outlook, the Company believes future cash flows from operations, together with the Company’s existing cash balance and availability of funds under the Company’s Credit Agreement, will be sufficient to meet the Company’s anticipated cash needs for the next twelve months. The Company’s ability to make scheduled deferred acquisition payments, principal and interest payments, to refinance indebtedness or to fund planned capital expenditures will depend on future performance, which is subject to general economic conditions, the competitive environment and other factors, including those described in the Company’s 2019 Form 10-K and in the Company’s other SEC filings.
As market conditions warrant, the Company may from time to time seek to purchase its 6.50% Notes, in privately negotiated or open market transactions, by tender offer or otherwise. Subject to any applicable limitations contained in the agreements governing its indebtedness, any purchase made by the Company may be funded with the net proceeds from any asset dispositions or the use of cash on its balance sheet. The amounts involved in any such purchase transactions, individually or in the aggregate, may be material.
Cash Flows
Operating Activities
Cash flows used in operating activities for the three months ended March 31, 2020 was $20.0 million, primarily reflecting unfavorable working capital requirements, driven by media and other supplier payments.
Cash flows used in operating activities for the three months ended March 31, 2019 was $81.2 million, primarily reflecting unfavorable working capital requirements, driven by media and other supplier payments.
Investing Activities
During the three months ended March 31, 2020, cash flows provided by investing activities was $16.6 million, which primarily consisted of proceeds of $18.9 million from the sale of the Company’s equity interest in Sloane, partially offset by $1.5 million of capital expenditures and $0.7 million paid for acquisitions.
During the three months ended March 31, 2019, cash flows provided by investing activities was $18.1 million, which primarily consisted of proceeds of $23.1 million from the sale of the Company’s equity interest in Kingsdale, partially offset by $3.6 million of capital expenditures.
Financing Activities
During the three months ended March 31, 2020, cash flows provided by financing activities was $119.6 million, primarily driven by $125.0 million in new borrowings under the Credit Agreement.

During the three months ended March 31, 2019, cash flows provided by financing activities was $60.8 million, driven by $100.0 million in proceeds from the issuance of common and preferred shares, partially offset by $35.3 million in net repayments under the Credit Agreement.
Total Debt
Debt, net of debt issuance costs, as of March 31, 2020 was $1,014.3 million as compared to $887.6 million outstanding at December 31, 2019. The increase of $126.6 million in debt was primarily a result of the Company’s borrowings under the Credit Agreement. See Note 7 of the Notes to the Unaudited Condensed Consolidated Financial Statements for information regarding the Company’s $900 million aggregate principal amount of its senior unsecured notes due 2024 and $250 million senior secured revolving credit agreement due May 3, 2021 (the “Credit Agreement”).
In April 2020, the Company repurchased approximately $30 million of the 6.50% Notes. See Note 1 of the Notes to the Unaudited Condensed Consolidated Financial Statements included herein for further information.
The Company is currently in compliance with all of the terms and conditions of the Credit Agreement, and management believes, based on its current financial projections, that the Company will be in compliance with its covenants over the next twelve months.
If the Company loses all or a substantial portion of its lines of credit under the Credit Agreement, or if the Company uses the maximum available amount under the Credit Agreement, it will be required to seek other sources of liquidity. If the Company were unable to find these sources of liquidity, for example through an equity offering or access to the capital markets, the Company’s ability to fund its working capital needs and any contingent obligations with respect to acquisitions and redeemable noncontrolling interests would be adversely affected.
Pursuant to the Credit Agreement, the Company must comply with certain financial covenants including, among other things, covenants for (i) senior leverage ratio, (ii) total leverage ratio, (iii) fixed charges ratio, and (iv) minimum earnings before interest, taxes and depreciation and amortization, in each case as such term is specifically defined in the Credit Agreement. For the period ended March 31, 2020, the Company’s calculation of each of these covenants, and the specific requirements under the Credit Agreement, respectively, were calculated based on the trailing twelve months as follows:

March 31, 2020
Total Senior Leverage Ratio	(0.20)
Maximum per covenant	2.00

Total Leverage Ratio	4.29
Maximum per covenant	6.25

Fixed Charges Ratio	2.95
Minimum per covenant	1.00

Earnings before interest, taxes, depreciation and amortization (in millions)	$200.7
Minimum per covenant (in millions)	$105.0
These ratios and measures are not based on generally accepted accounting principles and are not presented as alternative measures of operating performance or liquidity. Some of these ratios and measures include, among other things, pro forma adjustments for acquisitions, one-time charges, and other items, as defined in the Credit Agreement. They are presented here to demonstrate compliance with the covenants in the Credit Agreement, as non-compliance with such covenants could have a material adverse effect on the Company.
Contractual Obligations and Other Commercial Commitments
The Company’s agencies enter into contractual commitments with media providers and agreements with production companies on behalf of its clients at levels that exceed the revenue from services. Some of our agencies purchase media for clients and act as an agent for a disclosed principal. These commitments are included in accounts payable when the media services are delivered by the media providers. MDC takes precautions against default on payment for these services and has historically had a very low incidence of default. MDC is still exposed to the risk of significant uncollectible receivables from our clients. The risk of a material loss could significantly increase in periods of severe economic downturn.

Deferred acquisition consideration on the balance sheet consists of deferred obligations related to contingent and fixed purchase price payments, and to a lesser extent, contingent and fixed retention payments tied to continued employment of specific personnel. See Note 5 of the Notes to the Unaudited Condensed Consolidated Financial Statements for additional information regarding contingent deferred acquisition consideration.
The following table presents the changes in the deferred acquisition consideration by segment for the three months ended March 31, 2020:

	March 31, 2020
	Integrated Networks - Group A	Integrated Networks - Group B	Media & Data Network	All Other	Total
Beginning Balance of contingent payments	$36,124	$27,060	$—	$11,487	$74,671
Payments	(750)	—	(375)	—	(1,125)
Additions - acquisitions and step-up transactions	—	1,389	—	—	1,389
Redemption value adjustments (1)	569	(5,613)	375	69	(4,600)
Stock-based compensation	1,575	450	—	—	2,025
Other (2)	—	—		(185)	(185)
Ending Balance of contingent payments	37,518	23,286	—	11,371	72,175
Fixed payments		561			561
	$37,518	$23,847	$—	$11,371	$72,736

(1)
Redemption value adjustments are fair value changes from the Company’s initial estimates of deferred acquisition payments and stock-based compensation charges relating to acquisition payments that are tied to continued employment.

(2) Other primarily consists of translation adjustments.
When acquiring less than 100% ownership of an entity, the Company may enter into agreements that give the Company an option to purchase, or require the Company to purchase, the incremental ownership interests under certain circumstances. Where the incremental purchase may be required of the Company, the amounts are recorded as redeemable noncontrolling interests in mezzanine equity. See Note 8 of the Notes to the Unaudited Condensed Consolidated Financial Statements for additional information regarding redeemable noncontrolling interests.
The Company intends to finance the cash portion of these contingent payment obligations using available cash from operations, borrowings under the Credit Agreement (and refinancings thereof), and, if necessary, through the incurrence of additional debt and/or issuance of additional equity. The ultimate amount payable and the incremental operating income in the future relating to these transactions will vary because it is dependent on the future results of operations of the subject businesses and the timing of when these rights are exercised.
The Company intends to finance the cash portion of these contingent payment obligations using available cash from operations, borrowings under the Credit Agreement (and refinancings thereof), and, if necessary, through the incurrence of additional debt and/or issuance of additional equity. The ultimate amount payable and the incremental operating income in the future relating to these transactions will vary because it is dependent on the future results of operations of the subject businesses and the timing of when these rights are exercised.

Critical Accounting Policies
See the Company’s 2019 Form 10-K for information regarding the Company’s critical accounting policies.
Website Access to Company Reports and Information
MDC Partners Inc.’s Internet website address is www.mdc-partners.com. The Company’s Annual Reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act” ), will be made available free of charge through the Company’s website as soon as reasonably practical after those reports are electronically filed with, or furnished to, the SEC.  The information found on, or otherwise accessible through, the Company’s website is not incorporated into, and does not form a part of, this quarterly report on Form 10-Q. From time to time, the Company may use its website as a channel of distribution of material company information.